EXHIBIT 99.1

CalciMedica Reports Third Quarter 2026 Financial Results and Provides Clinical & Corporate Updates

Auxora Phase 1b proof-of-concept data in pulmonary hypertension (PH) and CM5480 IND submission both anticipated in mid-2027

Cash, cash equivalents and short-term investments of $13.8 million as of September 30, 2026; cash expected to fund current operating plan into the second half of 2027

LA JOLLA, Calif., November 10, 2026 – CalciMedica Inc. (“CalciMedica” or the “Company”) (Nasdaq: CALC), a clinical-stage biopharmaceutical company developing novel calcium release-activated calcium (CRAC) channel inhibition therapies for serious inflammatory, immunologic, and cardiopulmonary diseases, today reported financial results for the third quarter ended September 30, 2026, and provided clinical and corporate updates.

“We continue to advance our pulmonary hypertension strategy, with data from the Auxora Phase 1b proof-of-concept trial in PH and the CM5480 IND submission both anticipated in mid-2027,” said Rachel Leheny, Ph.D., Chief Executive Officer of CalciMedica. “Preclinical models suggest CRAC channel inhibitors may provide a differentiated approach in pulmonary hypertension by targeting multiple disease drivers, including right ventricular dysfunction, which is the principal cause of mortality and not directly targeted by existing therapies. In acute pancreatitis, FDA alignment on a trial with a patient enrichment strategy and endpoints provides a clear framework for the next stage of development in a disease with no approved therapies. We expect multiple meaningful catalysts over the next 12 months.”

Recent Program Highlights:

Pulmonary Hypertension (PH) Program Update

•
Auxora Phase 1b proof-of-concept trial in PH planned: CalciMedica plans to evaluate Auxora in a Phase 1b trial in patients with pulmonary hypertension to generate initial clinical evidence regarding the effects of CRAC channel inhibition on cardiac and pulmonary function. Details on this trial and the target patient population are expected by year-end with data anticipated in mid-2027.
•
CM5480 preclinical and IND-enabling studies advancing: Studies are ongoing to further characterize the pharmacology, pharmacokinetics, and safety profile of CM5480, CalciMedica’s oral CRAC channel inhibitor candidate for chronic use in PH. Preclinical data continue to suggest CM5480 may be differentiated by directly protecting right ventricular function, a key driver of outcomes in PH that is not directly targeted by existing therapies. An IND submission is anticipated in mid-2027.

Acute Pancreatitis (AP) Program Update

•
FDA alignment on next steps in the registration path for Auxora in AP: In July, following a Type C Focused Meeting, CalciMedica announced that FDA aligned with the Company's Phase 2b trial design for Auxora in AP. The Phase 2b trial will test if enrollment based on elevated lactate dehydrogenase (LDH) levels successfully selects for more severe patient outcomes assessed using severe respiratory failure as the primary endpoint. AP is a serious inflammatory disease with no FDA-approved therapies and approximately 300,000 hospitalizations annually in the U.S.1

Corporate Update

•
One-for-five reverse stock split: In August, CalciMedica announced a 1-for-5 reverse stock split, with split-adjusted trading on the Nasdaq Capital Market beginning August 31, 2026, under the symbol “CALC.” The split reduced issued and outstanding shares from approximately 34.5 million to approximately 6.9 million and has brought CalciMedica into compliance with the minimum bid price requirement for continued listing.

1 Peery AF, et al. Burden and cost of gastrointestinal, liver, and pancreatic diseases in the United States. Gastroenterology. 2022;162(2):621-644.

Financial Results for the Third Quarter Ended September 30, 2026:

Cash Position: Cash, cash equivalents and short-term investments were $13.8 million as of September 30, 2026. The Company expects its cash, cash equivalents and short-term investments to fund its current operating plan into the second half of 2027.

R&D Expenses: Research and development expenses were $2.3 million for the three months ended September 30, 2026, compared to $3.9 million for the three months ended September 30, 2025. For the nine months ended September 30, 2026, research and development expenses were $7.9 million, compared to $12.1 million for the nine months ended September 30, 2025. The decrease of $4.2 million was primarily due to a decrease in nonclinical and clinical trial related activities, consultants and chemistry, manufacturing and controls activities offset by an increase in personnel costs.

G&A Expenses: General and administrative expenses were $2.4 million for the three months ended September 30, 2026, compared to $1.8 million for the three months ended September 30, 2025. For the nine months ended September 30, 2026, general and administrative expenses were $6.5 million, compared to $6.6 million for the nine months ended September 30, 2025. The decrease of $0.1 million was primarily due to a decrease in personnel and facilities costs offset by an increase in professional services, consultants and other costs.

Other Income/Expense: Total other income was $3.1 million for the three months ended September 30, 2026, compared to total other expense of $2.2 million for the three months ended September 30, 2025. For the nine months ended September 30, 2026, total other income was $10.0 million, compared to total other expense of $0.1 million for the nine months ended September 30, 2025. The increase of $10.1 million primarily reflected an increase in income from changes in the fair value of the Company’s financial instruments.

Net Income/Loss: Net loss was $1.7 million inclusive of a noncash $3.1 million gain in other income/expense, or $0.24 per basic and diluted share, for the three months ended September 30, 2026, compared to a net loss of $7.8 million, or $2.59 per basic and diluted share, for the three months ended September 30, 2025. For the nine months ended September 30, 2026, net loss was $4.4 million, or $0.96 per basic and diluted share, compared to a net loss of $18.8 million, or $6.61 per basic and diluted share, for the nine months ended September 30, 2025.

About Pulmonary Hypertension

Pulmonary hypertension (PH) encompasses a diverse group of diseases, including pulmonary arterial hypertension (PAH). Across PH groups, progressive right ventricular dysfunction is a shared consequence and a key determinant of survival. Approved therapies act primarily on the pulmonary vasculature and do not directly target the failing right ventricle.

Orai1, the pore-forming subunit of the CRAC channel, is upregulated in diseased pulmonary vasculature and cardiac tissue, where persistent CRAC channel signaling has been linked to proliferation, inflammation, vasoconstriction, fibrosis, and remodeling. In preclinical PH models, CRAC channel inhibition has been observed to improve the structure and function of the pulmonary vasculature and both ventricles.2, 3

CalciMedica's planned Phase 1b proof-of-concept trial will evaluate Auxora in patients with PH and is intended to generate initial clinical evidence supporting CRAC channel inhibition in this indication. Findings from the trial are also expected to inform the continued development of CM5480, the Company’s oral CRAC channel inhibitor for chronic dosing.

About Acute Pancreatitis

Acute pancreatitis is a serious inflammatory disease with no FDA-approved therapies and approximately 300,000 hospitalizations annually in the U.S.4 Respiratory failure is a major driver of mortality and intensive care utilization among patients with severe disease.

CalciMedica’s planned Phase 2b trial will evaluate new-onset severe respiratory failure as the primary endpoint, with multi-organ failure and time to medically indicated discharge as key secondary endpoints. The trial will also assess elevated lactate dehydrogenase as a potential enrichment marker to identify patients at increased risk of severe disease. Initiation of the trial is subject to additional financing.

About Auxora

Auxora™ (zegocractin) is CalciMedica’s proprietary intravenous CRAC channel inhibitor and most advanced pipeline candidate. It is designed to reduce inflammation by inhibiting CRAC channel-driven cytokine release in immune cells and to limit excessive calcium entry that may contribute to organ injury.

Auxora has been studied in more than 350 patients across conditions involving endothelial injury and respiratory failure:

•
Acute pancreatitis: In the Phase 2b CARPO trial, Auxora produced a dose-dependent reduction in median time to solid food tolerance among hyper-inflamed patients. The medium and high dose groups also experienced a 100% reduction in new-onset severe respiratory failure compared with placebo.

2 Saint-Martin Willer A, Ruffenach G, Masson B, et al. Combination of Orai1 inhibitor CM5480 with specific therapy mitigates pulmonary hypertension and its cardiac dysfunction. JCI Insight. 2025. doi:10.1172/jci.insight.191780.

3 Bartoli F, Bailey MA, Rode B, et al. Orai1 channel inhibition preserves left ventricular systolic function and normal Ca2+ handling after pressure overload. Circulation. 2020;141(3):199-216.

4 Peery AF, et al. Burden and cost of gastrointestinal, liver, and pancreatic diseases in the United States. Gastroenterology. 2022;162(2):621-644.

•
Pulmonary hypertension: CalciMedica plans to conduct a Phase 1b proof-of-concept trial, with data anticipated in mid-2027.
•
COVID-19 pneumonia: In the Phase 2 CARDEA trial, Auxora reduced 30-day all-cause mortality by 56% compared with placebo.
•
Acute kidney injury with respiratory failure: Auxora was evaluated in the Phase 2 KOURAGE trial, in which enrollment was paused in January 2026 following a mortality imbalance. No drug-related toxicity was identified. FDA subsequently reviewed a protocol amendment and interim safety data without comments or questions, allowing clinical development of Auxora to proceed. CalciMedica does not plan to restart KOURAGE at this time.

About CM5480

CM5480 is CalciMedica’s proprietary oral CRAC channel inhibitor designed for chronic dosing. By inhibiting Orai1-containing CRAC channels, it is intended to regulate abnormal calcium entry linked to vasoconstriction, pulmonary vascular remodeling, and right ventricular dysfunction.

In preclinical pulmonary hypertension models, CM5480 and other CRAC channel inhibitors have improved hemodynamics and reduced pulmonary vascular and right ventricular remodeling, both as monotherapy and in combination with vasodilators. In a rodent pulmonary artery banding model, which isolates cardiac effects from changes in the pulmonary vasculature, CM5480 also demonstrated evidence of direct protective activity in the right ventricle.

These findings support the potential of CM5480 as a differentiated therapy targeting key drivers of disease progression. CalciMedica is advancing CM5480 for pulmonary hypertension, including PAH and combined pre- and post-capillary pulmonary hypertension associated with heart failure with preserved ejection fraction, and anticipates submitting an IND in mid-2027.

About CalciMedica

CalciMedica is a clinical-stage biopharmaceutical company developing novel calcium release-activated calcium (CRAC) channel inhibition therapies for serious inflammatory, immunologic, and cardiopulmonary diseases. The Company's pipeline includes two distinct CRAC channel inhibitor compounds: zegocractin, which is formulated for intravenous administration as Auxora™, and CM5480, which is designed for chronic oral dosing. Auxora has been evaluated in more than 350 patients and is being developed for pulmonary hypertension and acute pancreatitis, including a planned Phase 1b proof-of-concept trial in PH and a planned Phase 2b trial in acute pancreatitis. CM5480 is being developed for pulmonary hypertension, with an IND submission anticipated in mid-2027. For more information, please visit www.calcimedica.com.

Forward-Looking Statements
This communication contains forward-looking statements which include, but are not limited to, statements regarding CalciMedica’s business strategy and clinical development plans for Auxora™ and other product candidates including CM5480; the planned design, initiation, conduct, timing, and completion of a Phase 2b trial of Auxora in AP, including that initiation of the trial is subject to additional financing; CalciMedica's interpretation of its discussions with FDA, including the potential use of LDH as an enrichment marker; the potential safety, efficacy, clinical utility, and regulatory development path for Auxora in AP; CalciMedica’s plans to evaluate Auxora in a Phase 1b proof-of-concept trial in PH, including the anticipated timing of data from that trial, the anticipated timing of disclosure of trial details and the target patient population, and the expected use of findings from that trial to inform the continued development of CM5480; CalciMedica’s plans regarding the KOURAGE trial, including its current intention not to restart the trial; the development of CM5480 as a potential oral therapy for pulmonary hypertension, including the anticipated timing of an IND submission; the potential benefits and differentiated therapeutic profile of Auxora, CM5480, and CRAC channel inhibition, including their potential effects on pulmonary vascular remodeling, right ventricular dysfunction, inflammation, endothelial injury, and other disease-related pathways; CalciMedica’s interpretations of clinical, preclinical, mechanistic, and biomarker data; CalciMedica’s expected cash runway into the second half of 2027; the anticipated effects of the reverse stock split and CalciMedica’s ability to maintain compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market; and the potential of CalciMedica's proprietary technology to provide therapeutic benefit in inflammatory, immunologic, and cardiopulmonary diseases. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. CalciMedica's expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by the forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the impact of fluctuations in global financial markets on CalciMedica's business and the actions it may take in response thereto; CalciMedica's ability to execute its plans and strategies; there can be no assurance that CalciMedica will maintain compliance with Nasdaq listing requirements; CalciMedica’s ability to obtain and maintain regulatory approval for Auxora and CM5480; results from clinical trials or preclinical studies may not be indicative of results that may be observed in the future; potential safety and other complications from Auxora and CM5480; the scope, progress and expansion of developing and commercializing Auxora; the size and growth of the market therefor and the rate and degree of market acceptance thereof; economic, business, competitive, and/or regulatory factors affecting the business of CalciMedica generally; CalciMedica's ability to protect its intellectual property position; the impact of government laws and regulations; and CalciMedica's financial position and need for additional capital. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in CalciMedica's Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, to be filed with the SEC on November 10, 2026, and elsewhere in CalciMedica's subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on CalciMedica's web page at ir.calcimedica.com/financials-filings/sec-filings. The forward-looking statements contained herein are made as of the date hereof, and CalciMedica undertakes no obligation to update them after this date, except as required by law.

Investor Relations Contact

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

CALCIMEDICA, INC.

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

(Unaudited)

	September 30, 2026	December 31, 2025

Assets
Current assets
Cash and cash equivalents	$4,574	$11,520
Short-term investments	9,194	1,496
Prepaid clinical trial expenses	18	201
Other prepaid expenses and current assets	432	259
Assets held for sale	—	54
Total current assets	14,218	13,530
Property and equipment, net	72	50
Other assets	4	11
Total assets	$14,294	$13,591
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$1,020	$1,161
Accrued clinical trial costs	226	1,081
Accrued expenses	1,621	290
Current portion, promissory note	—	1,250
Total current liabilities	2,867	3,782
Long-term liabilities
Promissory note	6,900	8,450
Warrant liability	300	8,000
Total liabilities	10,067	20,232
Commitments and contingencies (Note 8)
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at September 30, 2026 and December 31, 2025, respectively; no shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	—	—
Common stock, $0.0001 par value; 100,000,000 and 500,000,000 shares authorized at September 30, 2026 and December 31, 2025, respectively; 6,894,649 and 3,087,348 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	1	—
Additional paid-in capital	197,909	182,685
Accumulated deficit	(193,676)	(189,326)
Accumulated other comprehensive loss	(7)	—
Total stockholders’ equity (deficit)	4,227	(6,641)
Total liabilities and stockholders’ equity (deficit)	$14,294	$13,591

CALCIMEDICA, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$2,319	$3,851	$7,906	$12,127
General and administrative	2,432	1,767	6,468	6,609
Total operating expenses	4,751	5,618	14,374	18,736
Loss from operations	(4,751)	(5,618)	(14,374)	(18,736)
Other income (expense):
Change in fair value of financial instruments	3,300	(2,000)	10,500	200
Interest expense	(357)	(326)	(1,001)	(1,097)
Interest income	134	140	294	562
Other income	—	—	231	269
Total other income (expense)	3,077	(2,186)	10,024	(66)
Net loss	$(1,674)	$(7,804)	$(4,350)	$(18,802)
Net loss per share - basic and diluted	$(0.24)	$(2.59)	$(0.96)	$(6.61)
Weighted-average number of shares outstanding used in computing net loss per share—basic and diluted	6,909,889	3,015,286	4,511,862	2,845,932